Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-239610

GS Finance Corp. $1,467,500 Trigger Autocallable Contingent Yield Notes due 2023 guaranteed by The Goldman Sachs Group, Inc.

The notes do not pay a fixed coupon and may pay no coupon on a payment date. The amount that you will be paid on your notes is based on the performance of the Russell 2000® Index and the FTSE® 100 Index. The notes will mature on the stated maturity date (August 16, 2023) unless they are automatically called on any determination date commencing in February 2021. Your notes will be called if the closing level of each index on any determination date commencing in February 2021 is greater than or equal to its initial index level (1,577.880 with respect to the Russell 2000® Index and 6,090.04 with respect to the FTSE® 100 Index), resulting in a payment on the applicable payment date (the dates specified on page S-7) equal to the face amount of your notes plus the contingent coupon (described below) then due. The notes will not be called if the closing level of at least one index is less than its respective initial index level on a determination date.

On each determination date (the dates in February, May, August and November specified on page S-7), unless previously called, if the closing level of each index is greater than or equal to 70.00% of its initial index level, you will receive on the applicable payment date a contingent coupon of $0.22875 for each $10 face amount of your notes. If the closing level of at least one index on any determination date is less than 70.00% of its initial index level, you will not receive a contingent coupon payment on the applicable payment date.

Unless previously redeemed, the amount that you will be paid on your notes at maturity, in addition to the final contingent coupon, if any, is based on the performance of the lesser performing index (the index with the lowest index return). The index return for each index is the percentage increase or decrease in the final index level of such index on the final determination date from its initial index level.

At maturity, for each $10 face amount of your notes outstanding, you will receive an amount in cash equal to:

•	if the final index level of each index is greater than or equal to 70.00% of its initial index level, $10 plus the final contingent coupon; or
•

if the final index level of at least one index is less than 70.00% of its initial index level, the sum of (i) $10 plus (ii) the product of (a) the lesser performing index return times (b) $10. You will receive less than 70.00% of the face amount of your notes and you will not receive a final contingent coupon.

The maximum return on your notes is 2.2875% quarterly (or 9.15% per annum, assuming that you received all four contingent coupon payments in a year), regardless of how much any index appreciates.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-15.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $9.73 per $10 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	August 19, 2020	Original issue price:	100% of face amount
Underwriting discount:	0.175% of face amount*	Net proceeds to issuer:	99.825% of face amount

*Goldman Sachs & Co. LLC will purchase the notes at 99.825% and will sell the notes to UBS Financial Services Inc., the selling agent, at 100% of the face amount of the notes. UBS Financial Services Inc. will sell the notes to fee-based advisory accounts for which it is an investment advisor and will not receive any portion of the underwriting discount or any sales commission relating to these sales.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc.
Selling Agent

Prospectus Supplement No. 9,019 dated August 14, 2020

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.73 per $10 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $0.27 per $10 face amount).

Prior to February 18, 2021, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over the period from the time of pricing through February 17, 2021). On and after February 18, 2021, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Notes

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●Prospectus supplement dated July 1, 2020

●Prospectus dated July 1, 2020

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

$1,467,500

Trigger Autocallable Contingent Yield Notes due 2023

FINAL TERMS
Issuer:	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Index/Initial index level:	Russell 2000® Index / 1,577.880 the closing level of such index on the trade date
Index/Initial index level:	FTSE® 100 Index / 6,090.04 the closing level of such index on the trade date
Trade date:	August 14, 2020
Original issue date:	August 19, 2020
Stated maturity date:	August 16, 2023
Autocall feature:

if, as measured on any call observation date, the closing level of each index is greater than or equal to its initial index level, your notes will be automatically called; if your notes are automatically called on any call observation date, on the corresponding call payment date, in addition to the contingent coupon then due, you will receive an amount in cash equal to $10 for each $10 face amount of your notes, and no further payments will be made since your notes will no longer be outstanding. If the closing level of at least one index is below its initial index level on a call observation date, the notes cannot be called.

Cash settlement amount:

•if the final index level of each index is greater than or equal to its downside threshold, $10 plus the final contingent coupon; or

•if the final index level of at least one index is less than its downside threshold, the sum of (i) $10 plus (ii) the product of (a) the lesser performing index return times (b) $10.

Determination date:	August 14, 2023
Contingent coupon:	$0.22875 / quarter (9.15% p.a.)
Downside threshold:

1,104.516 with respect to the Russell 2000® Index and 4,263.028 with respect to the FTSE® 100 Index (in each case, 70.00% of such underlying index’s initial underlying index level (rounded to the nearest one-thousandth))

Coupon barrier:

1,104.516 with respect to the Russell 2000® Index and 4,263.028 with respect to the FTSE® 100 Index (in each case, 70.00% of such underlying index’s initial underlying index level (rounded to the nearest one-thousandth))

Final index level:

with respect to each index, the closing level of such index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-32 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of an Underlying Index” on page S-33

Closing level:	with respect to each index on any trading day, the closing level of such index, as further described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Level” on page S-34
Index return:

with respect to each index on the determination date, the quotient of (i) the final index level minus the initial index level divided by (ii) the initial index level, expressed as a positive or negative percentage

Lesser performing index:	the index with the lowest index return
Lesser performing index return:	the index return of the lesser performing index
Face amount:	$10 per note
Minimum purchase amount:	in connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000
Call observation dates:

each coupon determination date specified in the table below commencing February 16, 2021, to the extent the notes are then outstanding, subject to adjustment as described under “Specific Terms of Your Notes — Call Observation Dates” on page S-31.  Although the call observation dates occur quarterly after February 16, 2021, there may not be an equal number of days between call observation dates.

Call payment dates:	the coupon payment date immediately after the applicable call observation date, subject to adjustment as described under “Specific Terms of Your Notes — Call Payment Dates” on page S-31
Original issue price:	100% of the face amount
CUSIP / ISIN:	36259L212 / US36259L2126
No listing:	the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Coupon Determination Dates*	Coupon Payment Dates**
November 16, 2020	November 18, 2020
February 16, 2021 Ɨ	February 18, 2021
May 14, 2021	May 18, 2021
August 16, 2021	August 18, 2021
November 15, 2021	November 17, 2021
February 14, 2022	February 16, 2022
May 16, 2022	May 18, 2022
August 15, 2022	August 17, 2022
November 14, 2022	November 16, 2022
February 14, 2023	February 16, 2023
May 15, 2023	May 17, 2023
August 14, 2023	August 16, 2023

*Subject to adjustment as described under “Specific Terms of Your Notes — Coupon Determination Dates” on page S-31 of this prospectus supplement

**Subject to adjustment as described under “Specific Terms of Your Notes — Contingent Coupon and Coupon Payment Dates” on page S-31 of this prospectus supplement

Ɨ This is the first date on which your notes may be automatically called.

Summary Information

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-28. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 1, 2020, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 1, 2020, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms

Issuer:  GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlying indices:  the Russell 2000® Index (Bloomberg symbol, “RTY Index”), as published by FTSE Russell, and the FTSE® 100 Index (Bloomberg symbol, “UKX Index”), as published by FTSE Russell; see “The Underlying Indices” on page S-38.

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount equal to $10; $1,467,500 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $10 and integral multiples of $10 in excess thereof

Minimum purchase amount:  In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000

Supplemental plan of distribution:  GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. will sell the notes to UBS Financial Services Inc., the selling agent, at 100% of the face amount of the notes.  UBS Financial Services Inc. will sell the notes to fee-based advisory accounts for which it is an investment advisor and will not receive any portion of the underwriting discount or any sales commission relating to these sales.  See “Supplemental Plan of Distribution” on page S-63

Purchase at amount other than face amount: the amount we will pay you for your notes on a call payment date or the stated maturity date, as the case may be, will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to a call payment date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-21 of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as an income-bearing pre-paid derivative contract in respect of the underlying indices, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” herein.  Pursuant to this approach, it is the opinion of Sidley Austin llp that it is likely that any contingent coupon payment will be taxed as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  If you are a United States alien holder of the notes, we intend to withhold on contingent coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty.  In addition, upon the sale, exchange, redemption or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding amounts attributable to any contingent coupon payment) and your tax basis in your notes.

Cash settlement amount (on any call payment date):  if your notes are automatically called on a call observation date because the closing level of each underlying index is greater than or equal to its initial underlying index level, for each $10 face amount of your notes, on the related call payment date, we will pay you an amount in cash equal to the sum of (i) $10 plus (ii) the contingent coupon then due

Autocall feature:  if, as measured on any call observation date, the closing level of each underlying index is greater than or equal to its initial underlying index level, your notes will be automatically called; if your notes are automatically called on any call observation date, on the corresponding call payment date, in addition to the contingent coupon then due, you will receive an amount in cash equal to $10 for each $10 face amount of your notes, and no further payments will be made since your notes will no longer be outstanding. If the closing level of at least one underlying index is below its initial underlying index level on a call observation date, the notes cannot be called.

Cash settlement amount (on the stated maturity date):  if your notes are not automatically called, for each $10 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final underlying index level of each underlying index is greater than or equal to its downside threshold, $10 plus the final contingent coupon; or
•

if the final underlying index level of at least one underlying index is less than its downside threshold, the sum of (i) $10 plus (ii) the product of (a) the lesser performing underlying index return times (b) $10.

Downside threshold: 1,104.516 with respect to the Russell 2000® Index and 4,263.028 with respect to the FTSE® 100 Index (in each case, 70.00% of such underlying index’s initial underlying index level (rounded to the nearest one-thousandth))

Lesser performing underlying index return:  the underlying index return of the lesser performing underlying index

Lesser performing underlying index:  the underlying index with the lowest underlying index return

Contingent coupon:  subject to the autocall feature, on each coupon payment date, for each $10 face amount of your notes, we will pay you an amount in cash equal to:

•	if the closing level of each underlying index on the related coupon determination date is greater than or equal to its coupon barrier, $0.22875 (i.e., equal to a return of 9.15% per annum); or
•	if the closing level of at least one underlying index on the related coupon determination date is less than its coupon barrier, $0.00

No contingent coupon payment or return of principal is guaranteed. As discussed above, we will not pay a contingent coupon with respect to any coupon determination date on which the closing level of at least one underlying index is less than its respective coupon barrier. Also, although both the coupon determination dates and coupon payment dates occur quarterly, there may not be an equal number of days between coupon determination dates or between coupon payment dates, respectively.  However, the way in which the contingent coupon is determined will not vary based on the actual number of days between coupon determination dates or between coupon payment dates.

Coupon barrier: 1,104.516 with respect to the Russell 2000® Index and 4,263.028 with respect to the FTSE® 100 Index (in each case, 70.00% of such underlying index’s initial underlying index level (rounded to the nearest one-thousandth))

Initial underlying index level: 1,577.880 with respect to the Russell 2000® Index and 6,090.04 with respect to the FTSE® 100 Index

Final underlying index level: with respect to each underlying index, the closing level of such underlying index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-32 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of an Underlying Index” on page S-33

Closing level:  with respect to each underlying index on any trading day, the closing level of such underlying index, as further described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Level” on page S-34

Underlying index return:  with respect to each underlying index on the determination date, the quotient of (i) the final underlying index level minus the initial underlying index level divided by (ii) the initial underlying index level, expressed as a positive or negative percentage

Defeasance: not applicable

No listing: the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Business day:  as described under “Specific Terms of Your Notes – Special Calculation Provisions – Business Day” on page S-34

Trading day:  as described under “Specific Terms of Your Notes – Special Calculation Provisions – Trading Day” on page S-34

Trade date: August 14, 2020

Original issue date (settlement date): August 19, 2020

Determination date: August 14, 2023, subject to adjustment as described under “Specific Terms of Your Notes — Determination Date” on page S-30

Stated maturity date: August 16, 2023, subject to adjustment as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-30

Call observation dates: each coupon determination date specified in the table below commencing February 16, 2021, to the extent the notes are then outstanding, subject to adjustment as described under “Specific Terms of Your Notes — Call Observation Dates” on page S-31.  Although the call observation dates occur quarterly after February 16, 2021, there may not be an equal number of days between call observation dates.

Call payment dates: the coupon payment date immediately after the applicable call observation date, subject to adjustment as described under “Specific Terms of Your Notes — Call Payment Dates” on page S-31

Coupon determination dates: the dates specified as such in the table under the section “Coupon payment dates” below, subject to adjustment as described under “Specific Terms of Your Notes — Coupon Determination Dates” on page S-31. Although the coupon determination dates occur quarterly, there may not be an equal number of days between coupon determination dates.

Coupon payment dates: the dates specified in the table below, subject to adjustment as described under “Specific Terms of Your Notes — Contingent Coupon and Coupon Payment Dates” on page S-31. Although the coupon payment dates occur quarterly, there may not be an equal number of days between coupon payment dates.

Coupon Determination Dates	Coupon Payment Dates
November 16, 2020	November 18, 2020
February 16, 2021 Ɨ	February 18, 2021
May 14, 2021	May 18, 2021
August 16, 2021	August 18, 2021
November 15, 2021	November 17, 2021
February 14, 2022	February 16, 2022
May 16, 2022	May 18, 2022
August 15, 2022	August 17, 2022
November 14, 2022	November 16, 2022
February 14, 2023	February 16, 2023
May 15, 2023	May 17, 2023
August 14, 2023	August 16, 2023

Ɨ This is the first date on which your notes may be automatically called.

Regular record dates:  the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Calculation agent:  GS&Co.

CUSIP no.: 36259L212

ISIN no.:  US36259L2126

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Hypothetical ExampleS (Hypothetical terms only. Actual terms may vary.)

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing levels of the underlying indices on a coupon determination date could have on the contingent coupon payable on the related coupon payment date and (ii) the impact that the various hypothetical closing levels of the lesser performing underlying index on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlying index levels of the lesser performing underlying index that are entirely hypothetical; no one can predict what the underlying index level of any underlying index will be on any day throughout the life of your notes, what the closing level of any underlying index will be on any coupon determination date or call observation date, as the case may be, and what the final underlying index level of the lesser performing underlying index will be on the determination date. The underlying indices have been highly volatile in the past — meaning that the underlying index levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date.  If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying indices, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-15 of this prospectus supplement.  The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$10
Initial underlying index level of the Russell 2000® Index	1,577.880
Initial underlying index level of the FTSE® 100 Index	6,090.04
Downside threshold

1,104.516 with respect to the Russell 2000® Index and 4,263.028 with respect to the FTSE® 100 Index (in each case, 70.00% of such underlying index’s initial underlying index level (rounded to the nearest one-thousandth))

Coupon barrier

1,104.516 with respect to the Russell 2000® Index and 4,263.028 with respect to the FTSE® 100 Index (in each case, 70.00% of such underlying index’s initial underlying index level (rounded to the nearest one-thousandth))

Contingent coupon	$0.22875 (9.15% per annum)
Neither a market disruption event nor a non-trading day occurs on any originally scheduled coupon determination date or the originally scheduled determination date
No change in or affecting any of the underlying index stocks or the method by which the applicable underlying index sponsor calculates any underlying index
Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underlying indices over the life of your notes, the actual underlying index levels on any call observation date or coupon determination date, as well as the contingent coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical underlying index levels shown elsewhere in this prospectus supplement. For information about the underlying index levels during recent periods, see “The Underlying Indices — Historical Closing Levels of the Underlying Indices” on page S-47. Before investing in the notes, you should consult publicly available information to determine the underlying index levels between the date of this prospectus supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying index stocks.

Hypothetical Contingent Coupon Payments

With respect to each $10 face amount of notes, the examples below show hypothetical contingent coupons, if any, that we would pay on a coupon payment date if the closing levels of the underlying indices on the applicable coupon determination date were the hypothetical closing levels shown.

Scenario 1

Hypothetical Coupon Determination Date	Hypothetical Closing Level of the Russell 2000® Index	Hypothetical Closing Level of the FTSE® 100 Index	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	800	4,200	$0.00
Second	700	4,150	$0.00
Third	1,300	4,800	$0.22875
Fourth	1,000	4,100	$0.00
Fifth	900	3,400	$0.00
Sixth	950	4,200	$0.00
Seventh	1,200	4,650	$0.22875
Eighth	1,000	4,400	$0.00
Ninth	1,800	4,700	$0.22875
Tenth	1,500	4,000	$0.00
Eleventh	750	4,300	$0.00
Twelfth	650	4,100	$0.00
		Total Hypothetical Contingent Coupons Paid	$0.68625

In Scenario 1, the hypothetical closing level of each underlying index increases and decreases by varying amounts, compared to its initial underlying index level, on the hypothetical coupon determination dates.  Because the hypothetical closing level of each underlying index on the third, seventh and ninth hypothetical coupon determination dates is greater than or equal to its coupon barrier, hypothetical contingent coupons are paid on the three related hypothetical coupon payment dates and the total of the hypothetical contingent coupons paid in Scenario 1 is $0.68625. Because the hypothetical closing level of at least one of the underlying indices on all other hypothetical coupon determination dates is less than its coupon barrier, no contingent coupons will be paid, including at maturity.  Regardless of any contingent coupons paid during the term of the notes, the overall return on your notes may be less than zero.

Scenario 2

Hypothetical Coupon Determination Date	Hypothetical Closing Level of the Russell 2000® Index	Hypothetical Closing Level of the FTSE® 100 Index	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	1,000	4,700	$0.00
Second	900	4,650	$0.00
Third	800	4,850	$0.00
Fourth	950	4,900	$0.00
Fifth	1,000	4,270	$0.00
Sixth	1,000	4,360	$0.00
Seventh	850	4,280	$0.00
Eighth	1,000	4,450	$0.00
Ninth	975	4,350	$0.00
Tenth	1,000	4,900	$0.00
Eleventh	800	4,700	$0.00
Twelfth	850	4,460	$0.00
		Total Hypothetical Contingent Coupons Paid	$0.00

In Scenario 2, the hypothetical closing level of the Russell 2000® Index decreases by varying amounts, compared to its initial underlying index level, on the hypothetical coupon determination dates and the hypothetical closing level of the FTSE® 100 Index increases and decreases by varying amounts, compared to its initial underlying index level, on the hypothetical coupon determination dates.  Because in each case the hypothetical closing level of the Russell 2000® Index is less than its coupon barrier, you will not receive a hypothetical contingent coupon payment on any hypothetical coupon payment date, even though the level of the FTSE® 100 Index is above its coupon barrier on each hypothetical coupon determination date.  Therefore, the total of the hypothetical contingent coupons paid in Scenario 2 is $0.00. The overall return on your notes will be less than zero.

Scenario 3

Hypothetical Coupon Determination Date	Hypothetical Closing Level of the Russell 2000® Index	Hypothetical Closing Level of the FTSE® 100 Index	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	1,000	3,800	$0.00
Second	1,800	6,500	$0.22875
		Total Hypothetical Contingent Coupons Paid	$0.22875

In Scenario 3, the hypothetical closing level of each underlying index decreases, compared to its initial underlying index level, on the first hypothetical coupon determination date.  Because the hypothetical closing level of at least one of the underlying indices on the first hypothetical coupon determination date is less than its coupon barrier, no coupon will be paid on the first hypothetical coupon payment date. Because the hypothetical closing level of each underlying index is greater than or equal to its initial underlying index level on the second hypothetical coupon determination date (which is also the first hypothetical call observation date), your notes will be automatically called.  Therefore, on the corresponding hypothetical call payment date, in addition to the hypothetical contingent coupon of $0.22875, you will receive an amount in cash equal to $10 for each $10 face amount of your notes.

Hypothetical Cash Settlement Amount at Maturity

If the notes are not automatically called on any call observation date (i.e., on each call observation date the closing level of at least one underlying index is less than its initial underlying index level) the cash settlement amount we would deliver for each $10 face amount of your notes on the stated maturity date will depend on the performance of the lesser performing underlying index on the determination date, as shown in the table below.  The table below assumes that the notes have not been automatically called on a call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final underlying index levels of the lesser performing underlying index and are expressed as percentages of the initial underlying index level of the lesser performing underlying index.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying index level of the lesser performing underlying index, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlying index level of the lesser performing underlying index and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final Underlying Index Level of the Lesser Performing Underlying Index	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Automatically Called on a Call Observation Date
(as Percentage of Initial Underlying Index Level)	(as Percentage of Face Amount)
99.999%	100.000%*
85.000%	100.000%*
80.000%	100.000%*
75.000%	100.000%*
70.000%	100.000%*
69.999%	69.999%
50.000%	50.000%
45.000%	45.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%
*Does not include the final contingent coupon

If, for example, the notes have not been automatically called on a call observation date and the final underlying index level of the lesser performing underlying index were determined to be 25.000% of its initial underlying index level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment excluding any contingent coupons you may have received over the term of the notes (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final underlying index level of the lesser performing underlying index were determined to be 75.000% of its initial underlying index level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above.  Because the final underlying index level of the lesser performing underlying index is greater than or equal to its downside threshold, if you held your notes to the stated maturity date, you would receive $10 for each $10 face amount of your notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-20.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the notes may be impacted by the various factors mentioned under “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-20. The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual closing levels of the underlying indices on any day, the final underlying index levels of the underlying indices or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underlying indices and the market value of your notes at any time prior to the stated maturity date. The actual contingent coupon payment, if any, that a holder of the notes will receive on each coupon payment date, the actual amount that you will receive at maturity, if any, and the rate of return on the offered notes will depend on whether or not the notes are called and on the actual closing levels of the underlying indices and the actual final underlying index levels determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the contingent coupon to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date, if any, may be very different from the information reflected in the examples above.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an index to which your notes are linked, the stocks comprising such index. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the contingent coupons (if any) and return on the notes will be based on the performance of each underlying index, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. Assuming your notes are not automatically called, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the lesser performing of the Russell 2000® Index and the FTSE® 100 Index as measured from their initial underlying index levels to their closing levels on the determination date. If the final underlying index level of the lesser performing underlying index for your notes is less than its downside threshold, you will have a loss for each $10 of the face amount of your notes equal to the product of the lesser performing underlying index return times $10. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the application of the downside threshold applies only at maturity and the market price of your notes prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Lesser Performing Underlying Index

If your notes are not automatically called and the final underlying index level of the lesser performing underlying index is less than its downside threshold, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a drop of up to 30.00% between the initial underlying index level and the final underlying index level of the lesser performing underlying index will not result in a loss of principal on the notes, a decrease in the final underlying index level of the lesser performing underlying index to less than 70.00% of its initial underlying index level will result in a loss of a significant portion of the face amount of the notes despite only a small change in the level of the lesser performing underlying index.

You May Not Receive a Contingent Coupon on Any Coupon Payment Date

You will be paid a contingent coupon on a coupon payment date only if the closing level of each underlying index on the applicable coupon determination date is equal to or greater than its coupon barrier. If the closing level of at least one underlying index on the related coupon determination date is less than its coupon barrier, you will not receive a contingent coupon payment on the applicable coupon payment date. If this occurs on every coupon determination date, whether due to changes in the levels of one or both underlying indices, the overall return you earn on your notes will be less than zero and such return will be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

Because the Notes Are Linked to the Performance of the Lesser Performing Underlying Index, You Have a Greater Risk of Receiving No Quarterly Contingent Coupons and Sustaining a Significant Loss on Your Investment Than If the Notes Were Linked to Just One Underlying Index

The risk that you will not receive any quarterly contingent coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the notes as opposed to substantially similar notes that are linked to the performance of just one underlying index. With two underlying indices, it is more likely that at least one underlying index will close below its coupon barrier on any coupon determination date, or below its downside threshold on the determination date, than if the notes were linked to only one underlying index. Therefore, it is more likely that you will not receive any quarterly contingent coupons and that you will suffer a significant loss on your investment.

Movements in the values of the underlying indices may be correlated or uncorrelated at different times during the term of the notes and, if there is correlation, such correlation may be positive (the underlying indices move in the same direction) or negative (the underlying indices move in reverse directions). You should not take the historical correlation (or lack thereof) of the underlying indices as an indication of the future correlation, if any, of the underlying indices. Such correlation could have an adverse effect on your return on the notes. For example, if the underlying indices are negatively correlated on a coupon determination date or the determination date, as applicable, and the level of one underlying index increases, it is likely that the other underlying index will decrease and such decrease could cause such underlying index to close below its coupon barrier on a coupon determination date or below its downside threshold on the determination date. In addition, although the correlation of the underlying indices’ performance may change over the term of the notes, the contingent coupon is determined, in part, based on the correlation of the underlying indices' performance at the time when the terms of the notes are finalized. As discussed below in “A Higher Contingent Coupon, a Lower Coupon Barrier and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying Indices, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Levels of the Underlying Indices and, Potentially, a Significant Loss at Maturity”, higher contingent coupons indicate a greater potential for missed contingent coupons and for a loss on your investment at maturity, which are risks generally associated with underlying indices that have lower correlation. In addition, other factors and inputs other than correlation may impact how the terms of the notes are set and the performance of the notes.

A Higher Contingent Coupon, a Lower Coupon Barrier and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying Indices, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Levels of the Underlying Indices and, Potentially, a Significant Loss at Maturity

The economic terms for the notes, including the contingent coupon, the coupon barrier and the downside threshold, are based, in part, on the expected volatility of each underlying index at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the levels of the underlying indices.

Higher expected volatility with respect to each underlying index as of the trade date generally indicates a greater expectation as of that date that (i) the final underlying index level of the lesser performing underlying index could ultimately be less than its downside threshold on the determination date, which would result in a loss of a significant portion or all of your investment in the notes, or (ii) the closing level of the underlying index on any coupon determination date will be less than its coupon barrier, which would result in the nonpayment of the contingent coupon. At the time the terms of the notes are set, higher expected volatility will generally be reflected in a higher contingent coupon, a lower coupon barrier and/or a lower downside threshold, as compared to otherwise comparable notes issued by the same issuer with the same maturity (taking into account any ability of the issuer to redeem the notes prior to maturity) but with one or more different underlying indices. However, there is no guarantee that the higher contingent coupon, lower coupon barrier or lower downside threshold set for your notes on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of receiving no contingent coupon on any coupon payment date or of losing some or all of your investment in the notes.

A relatively higher contingent coupon (as compared to otherwise comparable securities), which would increase the positive return if the closing level of each underlying index is greater than or equal to its coupon barrier on a coupon determination date, or a relatively lower coupon barrier, which would increase the amount that an underlying index could decrease on a coupon determination date before the notes become ineligible for a particular coupon payment, may generally indicate an increased risk that the level of each underlying index will decrease substantially, which would result in the nonpayment of the contingent coupon on some or all of the coupon payment dates.

Similarly, a relatively lower downside threshold (as compared to otherwise comparable securities), which would increase the buffer against the loss of principal, may generally indicate an increased risk that the level of each underlying index will decrease substantially.  This would result in a significant loss at maturity if the final underlying index level of at least one underlying index is less than its downside threshold.  Further, a relatively lower downside threshold may not indicate that the notes have a greater likelihood of a return of principal at maturity based on the performance of each underlying index.

You should not take the historical volatility of any underlying index as an indication of its future volatility. You should be willing to accept the downside market risk of each underlying index and the potential to not receive some coupons and to lose a significant portion or all of your investment in the notes.

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date, if, as measured on any call observation date, the closing level of each underlying index is greater than or equal to its initial underlying index level. Therefore, the term for your notes may be reduced to approximately six months after the original issue date and you will not receive any further payments on the notes since your notes will no longer be outstanding. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.  For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

If the notes remain outstanding following any given call observation date, it means that at least one of the underlying indices has closed below its initial underlying index level on each prior call observation date. The longer the notes are outstanding from the trade date, the less time remains during which one or both of the underlying indices will have an opportunity to increase to or above its initial underlying index level to be automatically called.  The notes will not be automatically called in the event that at least one of the underlying indices does not increase to or beyond its initial underlying index level.

The Contingent Coupon Does Not Reflect the Actual Performance of the Underlying Indices from the Trade Date to Any Coupon Determination Date or from Coupon Determination Date to Coupon Determination Date

On any coupon payment date, you will receive a contingent coupon only if the level of each underlying index is equal to or above its coupon barrier.  The contingent coupon for each quarterly coupon payment date is different from, and may be less than, a contingent coupon that is based on the performance of any underlying index between the trade date and any coupon determination date or between two coupon determination dates.  You will not participate in any appreciation of any underlying index.  Accordingly, the contingent coupons, if any, on the notes may be less than the return you could earn on another instrument linked to any underlying index that pays contingent coupons based on the performance of such underlying index from the trade date to any coupon determination date or from coupon determination date to coupon determination date.  In addition, although both the coupon determination dates and coupon payment dates occur quarterly, there may not be an equal number of days between coupon determination dates or between coupon payment dates, respectively.  However, the way in which the contingent coupon is determined will not vary based on the actual number of days between coupon determination dates or between coupon payment dates.

The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlying Index

If the notes are not automatically called, the cash settlement amount will be based on the lesser performing underlying index without regard to the performance of the other underlying index. As a result, you could lose all or some of your initial investment if the lesser performing underlying index return is negative, even if there is an increase in the level of the other underlying index.  This could be the case even if the other underlying index increased by an amount greater than the decrease in the lesser performing underlying index.

You Are Exposed to the Market Risk of Each Underlying Index

Your return on the notes will be contingent upon the independent performance of each of the Russell 2000® Index and the FTSE® 100 Index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be fully exposed to the risks related to each underlying index. Poor performance by either of the underlying indices over the term of the notes may negatively affect your return and will not be offset or mitigated by positive performance by the other underlying index.

For the notes to be automatically called, each underlying index must close at or above its initial underlying index level on a call observation date. To receive any contingent coupon payment, each underlying index must close at or above its coupon barrier on a coupon determination date. To receive any contingent repayment of principal at maturity, each underlying index must close at or above its downside threshold on the determination date. In addition, if not automatically called prior to maturity, you will incur a loss proportionate to the negative return of the lesser performing underlying index even if the other underlying index appreciates during the term of the notes. Accordingly, your investment is subject to the market risk of each underlying index.

Movements in the values of the underlying indices may be correlated or uncorrelated at different times during the term of the notes.  Any such correlation may be positive (the underlying indices move in the same direction) or negative (the underlying indices move in reverse directions), and such correlation (or lack thereof) could have an adverse effect on your return on the notes.  If the performance of the underlying indices is not correlated or is negatively correlated, the risk of not receiving a contingent coupon and of incurring a significant loss of principal at maturity generally increases.

For example, the likelihood that one of the underlying indices will close below its coupon barrier on a coupon determination date and/or its downside threshold on the determination date, generally will increase when the movements in the values of the underlying indices are negatively correlated. This results in a greater likelihood that a contingent coupon will not be paid during the term of the notes and/or that there will be a significant loss of principal at maturity if the notes are not previously automatically called.

However, even if the underlying indices have a higher positive correlation, one or more of those underlying indices might close below its coupon barrier on a coupon determination date or its downside threshold on the determination date, as each of the underlying indices may decrease in value together.

The contingent coupon and the downside threshold are determined, in part, based on the correlations of the underlying indices’ performance at the time when the terms of the notes are set on the trade date. A higher contingent coupon, a lower coupon barrier and/or a lower downside threshold (as compared to otherwise comparable securities) are generally associated with more negative correlation, which reflects a greater likelihood that a contingent coupon will not be paid and that there will be a loss on your investment at maturity.  However, there is no guarantee that the higher contingent coupon, lower coupon barrier or lower downside threshold set for your notes on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of receiving no contingent coupon on any coupon payment date or of losing some or all of your investment in the notes.

The correlations referenced in setting the terms of the notes are based on the future expected correlation of the underlying indices as determined by us and are not derived from the daily levels of the underlying indices over the period set forth under “Correlation of the Underlying Indices.”  Other factors and inputs other than correlation may also impact how the terms of the notes are set and the performance of the notes.

The greater the number of underlying indices to which a note is linked, generally the more likely it is that one of the underlying indices will close below its coupon barrier or its downside threshold, resulting in a greater likelihood that a contingent coupon will not be paid during the terms of the notes and that there will be a significant loss of principal at maturity.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your notes, including:

•	the levels of the underlying indices;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the underlying indices;
•	the dividend rates of the underlying index stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying index stocks, and which may affect the closing levels of the underlying indices;

•	the actual and expected positive or negative correlation between the underlying indices, or the actual or expected absence of any such correlation;
•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes or the amount you may receive upon an automatic call or, if the notes are not automatically called, the amount you may receive at maturity.

You cannot predict the future performance of the underlying indices based on their historical performance. The actual performance of the underlying indices over the life of the offered notes, the cash settlement amount paid on a call payment date or the stated maturity date, as the case may be, as well as the contingent coupon payable, if any, on each coupon payment date, may bear little or no relation to the historical closing levels of the underlying indices or to the hypothetical examples shown elsewhere in this prospectus supplement.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date, if any, or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

If the Levels of the Underlying Indices Change, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the performance of the underlying indices. Changes in the levels of the underlying indices may not result in a comparable change in the market value of your notes. Even if the closing level of each underlying index is greater than or equal to the coupon barrier but less than 100% of its initial underlying index level during some portion of the life of the notes, the market value of your notes may not reflect this. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying indices.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying indices or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity.   Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the levels of the underlying indices or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the underlying indices — directly or indirectly by affecting the price of the underlying index stocks — and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.  In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you.  You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the underlying indices or underlying index stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of an underlying index or underlying index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the underlying indices or underlying index stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the underlying indices or underlying index stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the underlying indices or underlying index stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of an Underlying Index or the Issuers of the Underlying Index Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of the underlying indices or the issuers of the underlying index stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the underlying indices or underlying index stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the underlying indices or underlying index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the underlying indices or underlying index stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, underlying index, underlying index stocks or other similar securities, which may adversely impact the market for or value of your notes.

The Policies of an Underlying Index Sponsor and Changes that Affect an Underlying Index or the Underlying Index Stocks Comprising an Underlying Index, Could Affect the Contingent Coupons Payable on Your Notes, if Any, the Cash Settlement Amount If the Notes Are Automatically Called on Any Call Observation Date or the Cash Settlement Amount on the Stated Maturity Date and the Market Value of Your Notes

The policies of an underlying index sponsor concerning the calculation of the level of an underlying index, additions, deletions or substitutions of the underlying index stocks comprising such underlying index, and the manner in which changes affecting such underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the underlying index level, could affect the level of such underlying index and, therefore, whether the notes are automatically called, the contingent coupon payable on your notes, if any, on any coupon payment date and the market value of your notes before that date. Whether the notes are automatically called, the contingent coupons payable on your notes, if any, and their market value could also be affected if an underlying index sponsor changes these policies, for example, by changing the manner in which it calculates the underlying index level, or if the underlying index sponsor discontinues or suspends calculation or publication of such underlying index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the applicable underlying index levels on any such date — and thus the amount payable on any coupon payment date, if any, or the cash settlement amount if the notes are automatically called on any call observation date or the cash settlement amount on the stated maturity date, as applicable — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the applicable underlying index levels on any trading day, a coupon determination date, a call observation date or the determination date and the contingent coupons payable on your notes, if any, or the cash settlement amount more fully under “Specific Terms of Your Notes — Discontinuance or Modification of an Underlying Index” and “— Role of Calculation Agent” below.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

The applicable underlying index sponsor calculates the level of an underlying index by reference to the prices of the underlying index stocks, without taking account of the value of dividends paid on those stocks.  Therefore, the return on your notes will not reflect the return you would realize if you actually owned the stocks included in each underlying index and received the dividends paid on those stocks.  You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuers.  See “— You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

There Is No Affiliation Between the Underlying Index Stock Issuers or the Underlying Index Sponsors and Us

We are not affiliated with the issuers of the underlying index stocks or the underlying index sponsors. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the underlying index sponsors or the underlying index stock issuers. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlying indices or the underlying index stock issuers. You, as an investor in your notes, should make your own investigation into the underlying indices and the underlying index stock issuers. See “The Underlying Indices” below for additional information about each underlying index.

Neither the underlying index sponsors nor any of the underlying index stock issuers are involved in the offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the underlying index sponsors nor any of the underlying index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your notes.

You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your notes will not make you a holder of any of the underlying index stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks.  Your notes will be paid in cash, as will any contingent coupon payments, and you will have no right to receive delivery of any underlying index stocks.

Past Underlying Index Performance is No Guide to Future Performance

The actual performance of the underlying indices over the life of the notes, as well as the amount payable at maturity, if any, may bear little relation to the historical closing levels of the underlying indices or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the underlying indices.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes

As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining: the closing levels of the underlying indices on any coupon determination date, which we will use to determine the contingent coupon, if any, we will pay on any applicable coupon payment date; whether your notes will be automatically called; the final underlying index level of the lesser performing underlying index on the determination date, which we will use to determine the amount we must pay on the stated maturity date; whether to postpone a coupon determination date or the determination date because of a market disruption event or a non-trading day; the coupon determination dates; the coupon payment dates; the call observation dates; the call payment dates and the stated maturity date. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlying indices.  See “Specific Terms of Your Notes — Discontinuance or Modification of an Underlying Index” below. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days' written notice to us.

The Calculation Agent Can Postpone a Coupon Determination Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on a date that would otherwise be a coupon determination date or the determination date, a market disruption event has occurred or is continuing with respect to any underlying index or that day is not a trading day with respect to any underlying index, such coupon determination date or the determination date will be postponed as provided under “Specific Terms of Your Notes — Coupon Determination Dates” and “Specific Terms of Your Notes — Determination Dates”, as applicable.   In no case, however, will the coupon determination date or the determination date be postponed to a date later than the corresponding originally scheduled coupon payment date or the originally scheduled stated maturity date, as applicable, or if the corresponding originally scheduled coupon payment date or the originally scheduled stated maturity date is not a business day, later than the first business day after the corresponding originally scheduled coupon payment date or the originally scheduled stated maturity date.  Moreover, if a coupon determination date or the determination date, as applicable, is postponed to the last possible day, but the market disruption event has not ceased by that day or that day is not a trading day, that day will nevertheless be the coupon determination date or the determination date, as applicable, for the corresponding coupon payment date or stated maturity date.  In such a case, the calculation agent will determine the applicable closing levels or final underlying index levels for such coupon determination date or the determination date based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

The Russell 2000® Index is comprised of stocks of companies that may be considered small capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies and therefore the Russell 2000® Index may be more volatile than an index in which a greater percentage of the constituent stocks are issued by large-capitalization companies.

Your Notes Are Linked to the FTSE 100® Index, Which Is Comprised of Underlying Index Stocks That Are Traded in a Foreign Currency But Not Adjusted to Reflect Their U.S. Dollar Value, And, Therefore, the Return on Your Notes Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

Your notes are linked, in part, to the FTSE® 100 Index whose underlying index stocks are traded in a foreign currency but not adjusted to reflect their U.S. dollar value. The amount payable on your notes will not be adjusted for changes in the applicable exchange rate. The amount payable will be based solely upon the overall change in the level of the FTSE® 100 Index. Changes in foreign currency exchange rates, however, may reflect changes in the economy of the foreign countries in which the underlying index stocks are listed that, in turn, may affect the level of the FTSE® 100 Index.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked, in part, to an underlying index (FTSE® 100 Index) that is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.  We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-57 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

Specific Terms of Your Notes

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 1, 2020, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 1, 2020, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $10 or an integral multiple of $10 in excess thereof

Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below
•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Underlying Index, Underlying Index Sponsor and Underlying Index Stocks

In this prospectus supplement, when we refer to an underlying index, we mean the Russell 2000® Index or the FTSE® 100 Index specified on the front cover page, or any successor underlying index, as each may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of an Underlying Index” below.  When we refer to an underlying index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable underlying index as then in effect.  When we refer to the underlying index stocks of an underlying index as of any time, we mean the stocks that comprise the underlying index as then in effect, after giving effect to any additions, deletions or substitutions.

Autocall Feature

If, as measured on any call observation date, the closing levels of each underlying index is greater than or equal to its initial underlying index level, your notes will be automatically called. If your notes are automatically called on any call observation date, on the corresponding call payment date, in addition to the contingent coupon then due, you will receive an amount in cash equal to $10 for each $10 face amount of your notes. No further payments will be made on the notes since your notes will no longer be outstanding. The notes cannot be called if the closing level of at least one underlying index is less than its respective initial level on a call observation date.

Payment of a Contingent Coupon

Subject to the autocall feature, on each coupon payment date, for each $10 face amount of your notes, we will pay you an amount in cash equal to:

•	if the closing level of each underlying index on the related coupon determination date is greater than or equal to its coupon barrier, $0.22875 (i.e., equal to a return of 9.15% per annum); or
•	if the closing level of at least one underlying index on the related coupon determination date is less than its coupon barrier, $0.00.

The coupon barrier is 1,104.516 with respect to the Russell 2000® Index and 4,263.028 with respect to the FTSE® 100 Index (in each case, 70.00% of such underlying index’s initial underlying index level (rounded to the nearest one-hundredth)).

Payment of Principal on Stated Maturity Date

If your notes are not automatically called, for each $10 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final underlying index level of each underlying index is greater than or equal to its downside threshold, $10 plus the final contingent coupon; or

•

if the final underlying index level of at least one underlying index is less than its downside threshold, the sum of (i) $10 plus (ii) the product of (a) the lesser performing underlying index return times (b) $10

The downside threshold is 1,104.516 with respect to the Russell 2000® Index and 4,263.028 with respect to the FTSE® 100 Index (in each case, 70.00% of such underlying index’s initial underlying index level (rounded to the nearest one-hundredth)).

With respect to each underlying index, the underlying index return is calculated by subtracting the initial underlying index level from the final underlying index level and dividing the result by the initial underlying index level, with the quotient expressed as a percentage.

The lesser performing underlying index is the underlying index with the lowest underlying index return.  The lesser performing underlying index return is the underlying index return of the lesser performing underlying index.

The initial underlying index level is 1,577.880 with respect to the Russell 2000® Index and 6,090.04 with respect to the FTSE® 100 Index. With respect to each underlying index, the calculation agent will determine the final underlying index level, which will be the closing level of such underlying index on the determination date.  However, the calculation agent will have discretion to adjust the closing level on any call observation date or the determination date or to determine it in a different manner as described under “ — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of an Underlying Index” below.

Stated Maturity Date

The stated maturity date is August 16, 2023, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Determination Date

The determination date is August 14, 2023, unless the calculation agent determines that, with respect to any underlying index, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.

In the event the originally scheduled determination date is a non-trading day with respect to any underlying index, the determination date will be the first day thereafter that is a trading day for both underlying indices (the “first qualified trading day”) provided that no market disruption event occurs or is continuing with respect to an underlying index on that day.  If a market disruption event with respect to an underlying index occurs or is continuing on the originally scheduled determination date or the first qualified trading day, the determination date will be the first following trading day on which the calculation agent determines that each underlying index has had at least one trading day (from and including the originally scheduled determination date or the first qualified trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlying index will be determined on or prior to the postponed determination date as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.  (In such case, the determination date may differ from the date on which the level of an underlying index is determined for the purpose of the calculations to be performed on the determination date.)  In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events.  On such last possible determination date, if a market disruption event occurs or is continuing with respect to an underlying index that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlying index, that day will nevertheless be the determination date.

Contingent Coupon and Coupon Payment Dates

The contingent coupons will be calculated and paid as described in this prospectus supplement.

The contingent coupons on the offered notes will be paid on the coupon payment dates (the dates specified in the table under “Summary Information — Key Terms — Coupon payment dates” on page S-7, unless, for any such coupon payment date, that day is not a business day, in which case such coupon payment date will be postponed to the next following business day; if the coupon determination date is postponed as described under “— Coupon Determination Dates” below, such coupon payment date will be postponed by the same number of business day(s) from but excluding the applicable originally scheduled coupon determination date to and including the actual coupon determination date).  Although the coupon payment dates occur quarterly, there may not be an equal number of days between coupon payment dates.

Coupon Determination Dates

The coupon determination dates are the dates specified as such in the table under “Summary Information — Key Terms — Coupon payment dates” on S-7, unless the calculation agent determines that, with respect to any underlying index, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.  In the event the originally scheduled coupon determination date is a non-trading day with respect to any underlying index, the coupon determination date will be the first day thereafter that is a trading day for both underlying indices (the “first qualified coupon trading day”) provided that no market disruption event occurs or is continuing with respect to an underlying index on that day.  If a market disruption event with respect to an underlying index occurs or is continuing on the originally scheduled coupon determination date or the first qualified coupon trading day, the coupon determination date will be the first following trading day on which the calculation agent determines that each underlying index has had at least one trading day (from and including the originally scheduled coupon determination date or the first qualified coupon trading date, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlying index for that coupon determination date will be determined on or prior to the postponed coupon determination date as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.  (In such case, the coupon determination date may differ from the date on which the level of an underlying index is determined for the purpose of the calculations to be performed on the coupon determination date.)  In no event, however, will the coupon determination date be postponed to a date later than the originally scheduled coupon payment date or, if the originally scheduled coupon payment date is not a business day, later than the first business day after the originally scheduled coupon payment date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events.  On such last possible coupon determination date applicable to the relevant coupon payment date, if a market disruption event occurs or is continuing with respect to an underlying index that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlying index, that day will nevertheless be the coupon determination date.  Although the coupon determination dates occur quarterly, there may not be an equal number of days between coupon determination dates.

Call Observation Dates

The call observation dates are each coupon determination date commencing February 16, 2021, to the extent the notes are then outstanding, subject to adjustment as described under “— Coupon Determination Dates” above.  Although the call observation dates occur quarterly after February 16, 2021, there may not be an equal number of days between call observation dates.

Call Payment Dates

If your notes are automatically called on any call observation date, on the corresponding call payment date (the coupon payment date immediately after the applicable call observation date, unless, for any such call payment date, that day is not a business day, in which case such call payment date will be postponed to the next following business day; if the call observation date is postponed as described under “— Call Observation Dates” above, such call payment date will be postponed by the same number of business day(s) from but excluding the originally scheduled call observation date to and including the actual call observation date) you will receive an amount in cash equal to $10 for each $10 face amount of your notes in addition to the contingent coupon then due, and no further payments will be made on the notes since your notes will no longer be outstanding.

Consequences of a Market Disruption Event or a Non-Trading Day

With respect to any underlying index, if a market disruption event occurs or is continuing on a day that would otherwise be a coupon determination date or the determination date, or such day is not a trading day, then such coupon determination date or the determination date will be postponed as described under “— Coupon Determination Dates” or “— Determination Date” above.  If any coupon determination date or the determination date is postponed to the last possible date due to the occurrence of serial non-trading days, the level of each underlying index will be the calculation agent’s assessment of such level, in good faith and in its sole discretion, on such last possible postponed coupon determination date or determination date, as applicable.

If any coupon determination date or the determination date is postponed due to a market disruption event with respect to any underlying index, the closing level of each underlying index with respect to such coupon determination date or the final underlying index level with respect to the determination date, as applicable, will be calculated based on (i) for any underlying index that is not affected by a market disruption event on (a) the applicable originally scheduled coupon determination date or the first qualified coupon trading day thereafter (if applicable) or (b) the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlying index on that date, (ii) for any underlying index that is affected by a market disruption event on (a) the applicable originally scheduled coupon determination date or the first qualified coupon trading day thereafter (if applicable) or (b) the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlying index on the first following trading day on which no market disruption event exists for such underlying index and (iii) the calculation agent’s assessment, in good faith and in its sole discretion, of the level of any underlying index on the last possible postponed coupon determination date or determination date, as applicable, with respect to such underlying index as to which a market disruption event continues through the last possible postponed coupon determination date or determination date.  As a result, this could result in the closing level on any coupon determination date or final underlying index level on the determination date of each underlying index being determined on different calendar dates.

For the avoidance of doubt, once the closing level for an underlying index is determined for a coupon determination date or determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or Modification of an Underlying Index

If an underlying index sponsor discontinues publication of an underlying index and such underlying index sponsor or anyone else publishes a substitute underlying index that the calculation agent determines is comparable to such underlying index, or if the calculation agent designates a substitute underlying index, then the calculation agent will determine the contingent coupon payable, if any, on the relevant coupon payment date or the cash settlement amount on the call payment date or the stated maturity date, as applicable, by reference to the substitute underlying index.  We refer to any substitute underlying index approved by the calculation agent as a successor underlying index.

If the calculation agent determines on a coupon determination date or the determination date, as applicable, that the publication of an underlying index is discontinued and there is no successor underlying index, the calculation agent will determine the contingent coupon or the cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlying index.

If the calculation agent determines that (i) an underlying index, the underlying index stocks comprising that underlying index or the method of calculating such underlying index is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the underlying index or the underlying index stocks and whether the change is made by the underlying index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlying index, is due to events affecting one or more of the underlying index stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlying index by the underlying index sponsor pursuant to the then-current underlying index methodology or (ii) there has been a split or a reverse split of the underlying index, then the calculation agent will be permitted (but not required) to make such adjustments in such underlying index or the method of its calculation as it believes are appropriate to ensure that the levels of such underlying index used to determine the contingent coupon or cash settlement amount, as applicable on the related coupon payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to an underlying index may be made by the calculation agent in its sole discretion.  The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series E medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each of your notes as the outstanding principal amount of that note. Although the terms of your notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants.

Manner of Payment

Any payment or delivery on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series E medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding each underlying index, the coupon determination dates, the coupon payment dates, the regular record dates, the contingent coupon, if any, on each coupon payment date, each underlying index return, the closing levels of the underlying indices on each coupon determination date, each final underlying index level, the determination date, the call observation dates, call payment dates, business days, trading days, postponement of a coupon payment date, a call payment date or the stated maturity date and the amount of cash payable on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and GS&Co. may resign as calculation agent at any time upon 60 days' written notice to us.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 21 in the accompanying prospectus. A day is a scheduled business day if, as of the trade date, such day is scheduled to be a New York business day.

Trading Day

When we refer to a trading day with respect to an underlying index, we mean a day on which the respective principal securities markets for all of the underlying index stocks are open for trading, the underlying index sponsor is open for business and such underlying index is calculated and published by the underlying index sponsor.

Closing Level

When we refer to the closing level of the Russell 2000® Index on any trading day, we mean the closing level of that underlying index or any successor underlying index reported by Bloomberg Financial Services, or any successor reporting service we may select, on such trading day for that underlying index.  Currently, whereas the index sponsor publishes the official closing level of the underlying index to six decimal places, Bloomberg Financial Services reports the closing level to fewer decimal places.  As a result, the closing level of the Russell 2000® Index reported by Bloomberg Financial Services may be lower or higher than the official closing level of the Russell 2000® Index published by the index sponsor.

When we refer to the closing level of the FTSE® 100 Index on any trading day, we mean the official closing level of that underlying index or any successor underlying index published by the underlying index sponsor on such trading day for that underlying index.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below), will be an amount in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we or the calculation agent may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor's Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to any given trading day, any of the following will be a market disruption event with respect to an underlying index:

•

a suspension, absence or material limitation of trading in underlying index stocks constituting 20% or more, by weight, of such underlying index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•	a suspension, absence or material limitation of trading in option or futures contracts relating to such underlying index or to underlying index stocks constituting 20% or more, by weight, of such underlying index in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

underlying index stocks constituting 20% or more, by weight, of such underlying index or option or futures contracts, if available, relating to such underlying index or to underlying index stocks constituting 20% or more, by weight, of such underlying index are not trading on what were the respective primary markets for those underlying index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of GS Finance Corp. or any of its affiliates to unwind all or a material portion of a hedge that could be effected with respect to the notes.  For more information about hedging by GS Finance Corp. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in option or futures contracts relating to such underlying index or to any underlying index stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlying index stock is traded, or on which option or futures contracts relating to an underlying index or such underlying index stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in an underlying index stock or in option or futures contracts, if available, relating to an underlying index or such underlying index stock in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to that underlying index stock or those contracts, or
•	a disparity in bid and ask quotes relating to that underlying index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to one underlying index will not, by itself, constitute a market disruption event for any other unaffected underlying index.

As is the case throughout this prospectus supplement, references to the underlying index in this description of market disruption events includes any successor underlying index as it may be modified, replaced or adjusted from time to time.

Use of Proceeds

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

hEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked the underlying indices or the underlying index stocks on or before the trade date.  In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the underlying indices or the underlying index stocks.  Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the underlying indices or some or all of the underlying index stocks,
•	may take or dispose of positions in the securities of the underlying index stock issuers themselves,
•

may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the stock exchanges or other components of the equity markets, and /or

•

may take short positions in the underlying index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the underlying indices or the underlying index stocks.  We expect these steps to involve sales of instruments linked to the underlying indices on or shortly before the final coupon determination date.  These steps may also involve sales and/or purchases of some or all of the underlying index stocks, or listed or over-the-counter options, futures or other instruments linked to the underlying indices, some or all of the underlying index stocks or indices designed to track the performance of the U.S., European, Asian or other stock exchanges or other components of the U.S., European, Asian or other equity markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

The UNDERLYING IndICES

Russell 2000® Index

The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies in the U.S. equity market. It is generally considered to be a “small-cap” index.  Additional information about the Russell 2000® Index is available on the following website: ftse.com/analytics/factsheets/Home/Search#. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

As of July 13, 2020, the 2,001 companies included in the Russell 2000® Index were divided into nine Russell Global Sectors. The Russell Global Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (13.45%), Consumer Staples (3.19%), Financial Services (23.12%), Health Care (20.46%), Materials & Processing (6.59%), Other Energy (2.51%), Producer Durables (12.42%), Technology (13.53%) and Utilities (4.72%). (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The Russell 2000® Index includes approximately 2,000 of the smallest securities that form the Russell 3000® Index. The Russell 3000® Index is comprised of the 3,000 largest U.S. companies, or 98% based on market capitalization, of the investable U.S. equity market. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of Constituent Stocks of the Russell 2000® Index

The Russell 2000® Index is a sub-index of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on the rank day in May of a given year (the timetable is announced each spring) and FTSE Russell must have access to documentation verifying the company’s eligibility for inclusion. Eligible initial public offerings (“IPOs”) are added to Russell U.S. Indices quarterly, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, IPOs must meet additional eligibility criteria.

A company is included in the U.S. equity markets and is eligible for inclusion in the Russell 3000® Index, and consequently, the Russell 2000® Index, if that company incorporates in the U.S., has its headquarters in the U.S. and also trades with the highest liquidity in the U.S.  If a company does not satisfy all of the above criteria, it can still be included in the U.S. equity market if any one of the following home country indicators is in the United States: (i) country of incorporation, (ii) country of headquarters and (iii) country in which the company trades with the highest liquidity (as defined by a two-year average daily dollar trading volume from all exchanges within the country), and the primary location of that company’s assets or its revenue, based on an average of two years of assets or revenues data, is also in the United States. In addition, if there is insufficient information to assign a company to the U.S. equity markets based on its assets or revenue, the company may nonetheless be assigned to the U.S. equity markets if the headquarters of the company is located in the United States or if the headquarters of the company is located in certain “benefit-driven incorporation countries”, or “BDIs”, and that company’s most liquid stock exchange is in the United States. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curaçao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. A U.S.-listed company is not eligible for inclusion within the U.S. equity market if it has been classified by FTSE Russell as a China N share on the rank date of the index reconstitution. A company will be considered a China N share if the following criteria are satisfied: (i) the company is incorporated outside of the People’s Republic of China, (ii) the company is listed on the NYSE, the NASDAQ or the NYSE American (formerly the NYSE MKT), (iii) over 55% of the revenue or assets of the company are derived from the People’s Republic of China, and (iv) the company is controlled by a mainland Chinese entity, company or individual (if the shareholder background cannot be determined with publicly available information, FTSE Russell will consider whether the establishment and origin of the company are in mainland China and whether the company is headquartered in mainland China). An existing China N Share which fails one or more of the following criteria will cease to be classified as a China N share: (i) the company is no longer incorporated outside the People’s Republic of China, (ii) the company is no longer listed on the NYSE, the NASDAQ exchange, or the NYSE American, (iii) the percentages of revenue and assets derived from the People’s Republic of China have both fallen below 45 percent, or (iv) the company is acquired/a controlling stake is held by a non-Mainland Chinese state entity, company or individual. Only asset and revenue data from the most recent annual report is considered when evaluating whether a company should be classified a China N share (i.e., there will be no two year averaging). ADRs and ADSs are not eligible for inclusion in the Russell 2000® Index.

In addition, all securities eligible for inclusion in the Russell 3000® Index, and consequently, the Russell 2000® Index, must trade on an eligible exchange (CBOE (formerly BATS), NYSE, NYSE American (formerly NYSE MKT), NYSE Arca and NASDAQ).

Exclusions from the Russell 2000® Index

FTSE Russell specifically excludes the following companies and securities from the Russell 2000® Index: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, depositary receipts, installment receipts and trust receipts; (ii) royalty trusts, U.S. limited liability companies, closed-end investment companies, companies that are required to report Acquired Fund Fees and  Expenses (as defined by the SEC), including business development companies, blank check companies, special-purpose acquisition companies and limited partnerships; (iii) companies with a total market capitalization less than $30 million; (iv) companies with only a small portion of their shares available in the marketplace (companies with less than an absolute 5% of shares available); (v) bulletin board, pink sheets or over-the-counter traded securities, including securities for which prices are displayed on the FINRA ADF; (vi) real estate investment trusts and publicly traded partnerships that generate, or have historically generated, unrelated business taxable income and have not taken steps to block their unrelated business taxable income to equity holders; and (vii) companies with 5% or less of the company’s voting rights in the hands of unrestricted shareholders (existing constituents that do not currently have more than 5% of the company’s voting rights in the hands of unrestricted shareholders have until the September 2022 review to meet this requirement).

Initial List of Eligible Securities

The primary criterion FTSE Russell uses to determine the initial list of securities eligible for the Russell 3000® Index and, consequently, the Russell 2000® Index, is total market capitalization, which is calculated by multiplying the total outstanding shares for a company by the market price as of the rank day for those securities being considered at annual reconstitution.  IPOs may be added between constitutions as noted below.  All common stock share classes are combined in determining a company’s total shares outstanding. If multiple share classes have been combined, the number of total shares outstanding will be multiplied by the primary exchange close price and used to determine the company’s total market capitalization. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must have a closing price at or above $1.00 on their primary exchange or an eligible secondary exchange on the last trading day of May of each year to be eligible for inclusion in the Russell 2000® Index. In order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the rank day in May, it will be considered eligible if the average of the daily closing prices from their primary exchange during the 30 days prior to the rank day is equal to or greater than $1.00. If an existing member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.

Multiple Share Classes

If an eligible company trades under multiple share classes or if a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, each share class will be reviewed independently for inclusion. Share classes in addition to the primary vehicle (the pricing vehicle) that have a total market capitalization larger than $30 million, an average daily dollar trading value that exceeds that of the global median, and a float greater than 5% of shares available in the market place are eligible for inclusion.

The pricing vehicle will generally be designated as the share class with the highest two-year trading volume as of the rank day. In the absence of two years’ worth of data, all available data will be used for this calculation.  If the difference between trading volumes for each share class is less than 20%, the share class with the most available shares outstanding will be used as the pricing vehicle.  At least 100 day trading volume is necessary to consider the class as a pricing vehicle for existing members.  New members will be analyzed on all available data, even if that data is for less than 100 days.

Annual Reconstitution

The Russell 2000® Index is reconstituted annually by FTSE Russell to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization on the last trading day in May, with the actual reconstitution occurring on the final Friday of June each year, unless the final Friday in June is the 29th or 30th, in which case reconstitution will occur on the preceding Friday. A full calendar for reconstitution is made available each spring.

A company’s total shares are multiplied by the primary exchange close price of the pricing vehicle and used to determine the company’s total market capitalization for the purpose of ranking of companies and determination of index membership. If no volume exists on the primary exchange on the rank day, the last trade price from an eligible secondary exchange will be used where volume exists (using the lowest trade price above $1.00 if multiple secondary markets exist). The company’s rank will be determined based on the cumulative market capitalization. As of the June 2016 reconstitution, any share class not qualifying for eligibility independently will not be aggregated with the pricing vehicle within the available shares calculation.

For mergers and spin-offs that are effective between the rank day and the Friday prior to annual reconstitution in June, the market capitalizations of the impacted securities are recalculated and membership is reevaluated as of the effective date of the corporate action.  For corporate events that occur during the final week of reconstitution (during which reconstitution is finalized Friday after U.S. market close), market capitalizations and memberships will not be reevaluated. Non index members that have been considered ineligible as of rank day will not be reevaluated in the event of a subsequent corporate action that occurs between rank day and the reconstitution effective date.

Index Calculation and Capitalization Adjustments

As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the index stocks relative to the capitalization on a base date. This discussion describes the “price return” calculation of the Russell 2000® Index. The current Russell 2000® Index value is the compounded result of the cumulative daily (or monthly) return percentages, where the starting value of the Russell 2000® Index is equal to the base value (100) and base date (December 31, 1978). Returns between any two dates can then be derived by dividing the ending period index value (IV1) by the beginning period (IV0) index value, so that the return equals [(IV1 / IV0) –1]*100.

Constituent stocks of the index are weighted in the Russell 2000® Index by their free-float market capitalization, which is calculated by multiplying the primary closing price by the number of free-float shares. Free-float shares are shares that are available to the public for purchase as determined by FTSE Russell. Adjustments to shares are reviewed quarterly (including at reconstitution) and for major corporate actions such as mergers. Total shares and adjustments for available shares are based on information recorded in SEC corporate filings.

The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-up clause (for the duration of that clause, after which free float changes resulting from the expiry of a lock-up will be implemented at the next quarterly review subject to the lock-up expiry date occurring on or prior to the share and float change information cut-off date); shares held by an investor, investment company or an investment fund that is actively participating in the management of a company or is holding shares for publicly announced strategic reasons, or has successfully placed a current member to the board of directors of a company; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted. In addition, while portfolio holdings such as pension funds, insurance funds or investment companies will generally not be considered as restricted from free float, where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted (and will remain restricted until the holding falls below 30%).

Corporate Actions Affecting the Index

FTSE Russell adjusts the Russell 2000® Index on a daily basis in response to certain corporate actions and events. Therefore, a company’s membership in the Russell 2000® Index and its weight in the Russell 2000® Index can be impacted by these corporate actions. The adjustment is applied based on sources of public information, including press releases and Securities and Exchange Commission filings. Prior to the completion of a corporate action or event, FTSE Russell estimates the effective date. FTSE Russell will then adjust the anticipated effective date based on public information until the date is considered final. Depending on the time on a given day that an action is determined to be final, FTSE Russell will generally either (1) apply the action before the open on the ex-date or (2) apply the action after providing appropriate notice. If FTSE Russell has confirmed the completion of a corporate action, scheduled to become effective subsequent to a rebalance, the event may be implemented in conjunction with the rebalance to limit turnover, provided appropriate notice can be given. FTSE Russell applies the following methodology guidelines when adjusting the Russell 2000® Index in response to corporate actions and events:

“No Replacement” Rule — Securities that are deleted from the Russell 2000® Index between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over the past year will fluctuate according to corporate activity.

Mergers and Acquisitions

Adjustments due to mergers and acquisitions are applied to the Russell 2000® Index after the action is determined to be final. In the event that a constituent is being acquired for cash or is delisted subsequent to an index review, such constituent will be removed from the Russell 2000® Index in conjunction with the index review, assuming that the action is determined to be final and a minimum of two days’ notice can be provided.

Between constituents:  When mergers and acquisitions take place between companies that are both constituents of a Russell index for cash, the target company is deleted from the Russell 2000® Index at the last traded price. When mergers and acquisitions take place between companies that are both constituents of a Russell index for stock, the target company is deleted from the Russell 2000® Index and the shares of the acquiring stock are increased according to the offer terms. When mergers and acquisitions take place between companies that are both constituents of a Russell index for cash or stock or a combination thereof, the target company is deleted from the Russell 2000® Index and the shares of the acquiring company are simultaneously increased per the merger terms.

Between a constituent and a non-constituent:  If the target company is a member of the Russell 2000® Index, it is deleted from the Russell 2000® Index and the acquiring company will be included initially in the Russell 2000® Index provided it is eligible in all other respects at the time of the merger, regardless of previous eligibility screenings. If the acquiring company is deemed eligible it will be added to the Russell 2000® Index on the effective date and the opening price will be calculated using the offer terms. When the target company is a FTSE Russell Universe member, the shares of the member acquiring company will be updated to reflect the merger. Any share update will be made giving appropriate notice.

Given sufficient market hours after the confirmation of a merger or acquisition, FTSE Russell effects the action after the close on the last day of trading of the target company, or at an appropriate time once the transaction has been deemed to be final.

Rights Offerings — Rights offered to shareholders are reflected in the Russell 2000® Index only if the subscription price of the rights is at a discount to the market price of the stock. Provided that FTSE Russell has been alerted to the rights offer prior to the ex-date, it will adjust the price of the stock for the value of the rights and increased shares according to the terms of the offering before the open on the ex-date.

Spin-offs— If the spin-off entity meets the eligibility requirements for the Russell 2000® Index, the spin-off entity will be added to the Russell 2000® Index on the ex-date of the distribution. The spin-off entity will be retained in the Russell 2000® Index until the next annual reconstitution, when it will be evaluated for inclusion. If the spin-off entity does not meet the eligibility requirements for the Russell 2000® Index, the spin-off entity will be added to the Russell 2000® Index on the ex-date of the distribution. It will remain in the Russell 2000® Index until listing and settlement and then deleted at market price with notice.

Initial Public Offerings — Eligible IPOs are added to the Russell 2000® Index based on total market capitalization ranking within the market-adjusted capitalization breaks established at the most recent annual reconstitution.

An IPO of additional share classes will be considered for eligibility and must meet the same eligibility criteria for all other multiple share classes.  If at the time of the IPO the additional share class does not meet the eligibility criteria for separate index membership, it will not be added to the Russell 2000® Index and will subsequently be reviewed for index membership during the next annual reconstitution.

Once IPO additions have been announced, an IPO may be added to the Russell 2000® Index prior to the previously announced schedule, if a corporate action has deemed this to be appropriate and notice can be provided (e.g. an index member automatically receives shares via a stock distribution into a projected IPO add).

Tender Offers — A company acquired as a result of a tender offer is removed when (i) (a) offer acceptances reach 90%; (b) shareholders have validly tendered and the shares have been irrevocably accepted for payment; and (c) all pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated that it does not intend to acquire the remaining shares; (ii) there is reason to believe that the remaining free float is under 5% based on information available at the time; or (iii) following completion of the offer the acquirer has stated intent to finalize the acquisition via a short-form merger, squeeze-out, top-up option or any other compulsory mechanism.

Where the conditions for index deletion are not met, FTSE Russell may implement a free float change based on the reported acceptance results at the expiration of the initial, subsequent or final offer period where (i) the minimum acceptance level as stipulated by the acquiror is met; (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment; (iii) all pertinent offer conditions have been reasonably met and (iv) the change to the current float factor is greater than 3%. FTSE Russell uses the published results of the offer to determine the new free float of the target company. If no information is published in conjunction with the results from which FTSE Russell can determine which shareholders have and have not tendered, the free float change will reflect the total shares now owned by the acquiring company. A minimum T+2 notice period of the change is generally provided. . Any subsequent disclosure on the updated shareholder structure will be reviewed during the quarterly review cycle. If the offer includes a stock consideration, the acquiring company’s shares will be increased proportionate to the free float change of the target company.  If the target company’s free float change is greater than 3%, the associated change to the acquiring company’s shares will be implemented regardless of size. Additionally, if the change to the target company is less than 3%, then no change will be implemented to the target or the acquiring company at the time of the event, regardless of any change to the acquiring company’s shares. The target company will then be deleted as a second-step, if the conditions for deletion are achieved at the expiration of a subsequent offer period.

In the event that a tender offer results in an additional listed and active “tendered” line prior to the tendered shares being accepted and exchanged for settlement, FTSE Russell will generally evaluate the following factors to determine whether to switch to the tendered line: (i) the objective of the offer is to fully acquire and delist the target company (and FTSE Russell is not aware of any obstacles designed to prevent this objective; e.g. there are no major shareholders who have publicly disclosed that they will not be tendering); (ii) the offer is deemed to be successful (i.e. the minimum acceptance threshold has been achieved); (iii) more than 50% of the shares subject to the offer have been tendered; (iv) there is an additional tender offer period to provide a window for index users to tender into the tendered shares’ line; and (v) there are outstanding regulatory or other substantive hurdles preventing the transaction completing immediately at the conclusion of the tender offer, with the results not expected to be known for some time. Index implementation will generally occur immediately after the opening of the additional offer period (with the provision of appropriate notice) – with an informative notice published announcing the change, to supplement the information within the applicable tracker files. In the event that the tendered line is halted prior to index implementation, its close price will be updated to reflect the deal terms until implementation. In the event that the prerequisites for deletion are not achieved and the target company is retained within the Russell 2000® Index at a reduced weight, the tendered line will be removed at deal terms (if no active market) with the ordinary line being re-added at a reduced weight at its last close price.

In exceptional circumstances, any review changes due to be effective for the companies involved in a tender offer may be retracted if FTSE Russell becomes aware of a tender offer which is due to complete on or around the effective date of such index review changes. Such exceptional circumstances may include undue price pressure being placed on the companies involved, or if proceeding with the review changes would compromise the replicability of the Russell 2000® Index.

Delisted and Suspended Stocks — A stock will be deleted as a constituent if it is delisted from all eligible exchanges, becomes bankrupt, files for bankruptcy protection, is insolvent or is liquidated, or where evidence of a change in circumstances makes it ineligible for index inclusion. If, however, a stock is suspended, FTSE Russell will determine its treatment as follows:

•

if a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted to zero value and the constituent will be removed from the Russell 2000® Index with notice (typically T+2);

•	in all other cases, a constituent will continue to be included in the Russell 2000® Index for a period of up to 20 business days at its last traded price;
•

if a constituent continues to be suspended at the end of the 20 business day period, it will be subject to review and a decision will be taken to either allow the constituent to remain in the Russell 2000® Index for a further period of up to 20 business days or to remove it at zero value.  In making this determination, FTSE Russell will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring, and any stated intentions regarding a date for the resumption of trading;

•

if the suspension period reaches 60 business days, the constituent will be removed from the Russell 2000® Index at zero value at the next index review, subject to the 60th business day of suspension occurring on or before the Friday which falls four weeks prior to the index review implementation date. Where the 60th business day of suspension occurs after such date, the constituent will be reviewed for removal at the subsequent index review;

•

in certain limited circumstances where the index weight of the constituent is significant and FTSE Russell determines that a market-related value can be established for the suspended constituent, for example because similar company securities continue to trade, deletion may take place at the market-related value instead. In such circumstances, FTSE Russell will set out its rationale for the proposed treatment of the constituent at the end of the 60 business day period;

•

if, following the end of the 60 business day period, a suspended constituent resumes trading in advance of the index review lock-down period (i.e., the two week period prior to the index review effective date) in March, June, September or December, the deletion notice will be rescinded and the constituent will be retained in the Russell 2000® Index. However, where the constituent resumes trading during the index review lock-down period, the constituent will continue to be removed from the Russell 2000® Index as previously announced but in these circumstances the deletion will instead be implemented at market value unless there are barriers that render a market value irreplicable. In this event, the company will continue to be removed at zero; and

•

if a constituent has been removed from the Russell 2000® Index and trading is subsequently restored, the constituent will only be reconsidered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.

Bankruptcy and Voluntary Liquidations — Companies that file for a Chapter 7 liquidation bankruptcy or have filed a liquidation plan will be removed from the Russell 2000® Index at the time of the bankruptcy filing (except when shareholder approval is required to finalize the liquidation plan, in which case the company will be removed once shareholder approval has been granted); whereas companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the Russell 2000® Index, unless the company is delisted from the primary exchange, in which case normal delisting rules apply. If a company files for bankruptcy, is delisted and it can be confirmed that it will not trade on any market, including OTC, FTSE Russell may remove the stock at a nominal price of $0.0001.

Stock Distributions and distributions in specie— A price adjustment for stock distributions is applied on the ex-date of the distribution. Where FTSE Russell is able to value a distribution in specie prior to the ex-date, a price adjustment is made to the company paying the dividend at the open on the ex-date.  If no valuation of the distribution exists prior to the ex-date, no price adjustment is applied.  Where the company whose holders are receiving the distribution is an index member, its shares will be increased according to the terms of the distribution.  If such company is not an index member, the distributed shares will be added to the Russell 2000® Index until they have been settled and have listed, at which point they will be removed at the last traded price giving appropriate notice.

Special Cash Dividends — If a constituent pays out a special cash dividend, the price of the stock is adjusted to deduct the dividend amount before the open on the ex-date. No adjustment for regular cash dividends is made in the price return calculation of the Russell 2000® Index.

Updates to Shares Outstanding and Free Float — FTSE Russell reviews the Russell 2000® Index quarterly for updates to shares outstanding and to free floats used in calculating the Russell 2000® Index. The changes are implemented quarterly in March, June, September and December after the close on the third Friday of such month. The June reconstitution will be implemented on the last Friday of June (unless the last Friday occurs on the 29th or 30th of the month, in which case reconstitution will occur on the Friday prior).

In March, September and December shares outstanding and free floats are updated to reflect (i) changes greater than 1% for cumulative shares in issue changes and (ii) changes greater than 3% for cumulative free float changes. In addition, a constituent with a free float of 15% or below will not be subject to the 3% change threshold and will instead be updated if the change is greater than 1%. Updates to shares outstanding and free floats will be implemented each June regardless of size (i.e., the percentage change thresholds above will not be applied). FTSE Russell implements the June updates using data sourced primarily from the companies’ publicly available information filed with the Securities and Exchange Commission.

Outside of the quarterly update cycle, outstanding shares and free float will be updated with at least two days’ notice if prompted by primary or secondary offerings if (i) there is a USD $1 billion investable market capitalization change related to a primary/secondary offering measured by multiplying the change to index shares by the subscription price or (ii) there is a resultant 5% change in index shares related to a primary or secondary offering and a USD $250 million investable market capitalization change measured by multiplying the change to index shares by the subscription price. The pricing date will serve as the trigger for implementation; i.e. once FTSE Russell is aware that an offering has priced, the update will be implemented with two days’ notice from market close (contingent on the thresholds described above being triggered). If discovery of the pricing date occurs more than two days after the pricing date, the update will be deferred until the next quarterly review.

If a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, the additional share class will be evaluated for separate index membership. The new share class will be deemed eligible if the market capitalization of the distributed shares meets the minimum size requirement (the market capitalization of the smallest member of the Russell 3000E Index from the previous rebalance as adjusted for performance to date). If the additional share class is not eligible at the time of distribution, it will not be added to the Russell 2000® Index.

License Agreement between Frank Russell Company (doing business as FTSE Russell) and GS Finance Corp.

Frank Russell Company doing business as FTSE Russell (“Russell”) and Goldman Sachs International have entered into a non-exclusive license agreement, granting GS Finance Corp., in exchange for a fee, permission to use the Russell 2000® Index in connection with the offer and sale of the notes. GS Finance Corp. is not affiliated with Russell; the only relationship between Russell and GS Finance Corp. is the licensing of the use of the Russell 2000® Index (a trademark of Russell) and trademarks relating to the Russell 2000® Index.

GS Finance Corp. does not accept any responsibility for the calculation, maintenance or publication of the Russell 2000® Index or any successor index.

The notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to GS Finance Corp. is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to GS Finance Corp. or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS FINANCE CORP., INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO

EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

FTSE® 100 Index

The FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K.‑listed blue chip companies traded on the London Stock Exchange. The FTSE® 100 Index is sponsored, calculated, published and disseminated by FTSE Russell, a company owned by the London Stock Exchange Group companies that we refer to as FTSE. The FTSE® 100 Index was first launched with a base level of 1,000 as of December 30, 1983. Additional information on the FTSE® 100 Index is available from the following website: ftse.com/products/indices/uk. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

FTSE divides the 100 companies included in the FTSE® 100 Index into 10 Industry Classification Benchmark (ICB) industries: Oil & Gas, Basic Materials, Industrials, Consumer Goods, Health Care, Consumer Services, Telecommunications, Utilities, Financials and Technology.

FTSE® 100 Index Stock Weighting by Sector as of July 13, 2020ǂ

Sector:*	Percentage (%)**
Oil & Gas	9.95%
Basic Materials	10.26%
Industrials	10.50%
Consumer Goods	17.80%
Health Care	13.27%
Consumer Services	11.57%
Telecommunications	2.74%
Utilities	3.86%
Financials	19.19%
Technology	0.83%

ǂ As provided by FTSE Russell. Although FTSE Russell has implemented changes to the ICB structure effective as of July 1, 2019, the industries structure above will remain in place for the FTSE® 100 Index until the semi-annual review in September 2020. The aforementioned changes (which are not reflected above) include the addition of an 11th industry, Real Estate, to the ICB, an expansion and reorganization of the current Telecommunications industry, a reorganization of the Consumer Goods and Consumer Services industries into Consumer Staples and Consumer Discretionary industries, respectively, and the renaming of the Oil & Gas industry to the Energy industry. The Real Estate industry contains the Real Estate Investment & Services sector and the Real Estate Investment Trusts (REITs) sector. However, because Mortgage REITs derive revenue from real estate financing rather than from real estate itself, they remain in the Financials industry. The Telecommunications industry was expanded via the addition of companies from the Technology industry and the Media sector and reorganized by creating a new Telecommunications Equipment sector and new Telecommunications Services (which includes Fixed Line Telecommunications and Mobile Telecommunications companies) and Cable Television Services subsectors, which are grouped at the sector level as the Telecommunications Service Providers sector. The new Consumer Staples and Consumer Discretionary industries are a blend of the existing Consumer Goods and Consumer Services industries, with a majority of the weight in the existing Consumer Goods industry shifting to the new Consumer Staples industry and a majority of the weight in the existing Consumer Services industry shifting to the new Consumer Discretionary industry.

* Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

** Information provided by FTSE. Percentages may not sum to 100% due to rounding.

The top ten constituent stocks of the FTSE® 100 Index as of July 13, 2020, by weight, are: AstraZeneca PLC (7.16%); GlaxoSmithKline PLC (5.01%); HSBC Holdings PLC (4.94%); British American Tobacco PLC (4.21%); Diageo PLC (4.06%); BP PLC (3.74%); Royal Dutch Shell PLC Class A (3.34%); Rio Tinto (3.29%); Reckitt Benckiser Group (3.08%) and Unilever (2.97%).

FTSE® 100 Index Composition and Selection Criteria

The FTSE® 100 Index consists of the 100 largest U.K.-listed blue chip companies, based on full market capitalization, that pass screening tests for free-float and liquidity. The FTSE® 100 Index is reviewed on a quarterly basis in March, June, September and December based on data from the close of business on the Tuesday before the first Friday of the review month. The FTSE Russell Europe, Middle East & Africa Regional Equity Advisory Committee, which we refer to as the Committee, meets quarterly to approve the constituents of the FTSE® 100 Index. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e. effective Monday), following the expiration of the Intercontinental Exchange Futures Europe futures and options contracts.

Eligibility Standards

Only “premium listed” equity shares, as defined by the Financial Conduct Authority in its Listing Rules Sourcebook, are eligible for inclusion in the FTSE® 100 Index. Eligible stocks must pass free-float and liquidity screens before being included in the FTSE® 100 Index.

Free-Float Screen  — With regard to free-float, a stock must have a minimum free float (as described below) of 25% if the issuing company is incorporated in the United Kingdom and 50% if it is a non-United Kingdom incorporated company. A new company may be initially included in the FTSE® 100 Index with a free float outside of the above parameters so long as it has an initial free float above 5% and it is expected to meet the minimum free float requirements within 12 months of its first day of trading.

Foreign Ownership Restrictions and Minimum Headroom Requirement — For the avoidance of doubt, a stock which restricts the number of shares that a UK investor can hold may be included in the FTSE 100 Index with an investability weight equal to the foreign ownership limit. However, the actual calculated free float will be referenced to determine if the stock meets the minimum free float criteria for index eligibility.

Minimum Voting Rights Screen — Companies are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders in order to be eligible for index inclusion.  Current constituents who do not meet this requirement will have until the September 2022 review to meet the requirement or they will be removed from the FTSE® 100 Index.

Liquidity Screen — With regard to liquidity, each eligible stock is tested for liquidity annually in June by calculating its median daily trading per month. When calculating the median of daily trades per month of any security, a minimum of 5 trading days in each month must exist, otherwise the month is excluded from the test. Liquidity is tested from the first business day in May of the previous year to the last business day of April. The median trade is calculated by ranking each daily trade total and selecting the middle-ranking day. Any period of suspension is not included in the test. Where a security has a market quote in multiple currencies, only volume data from the eligible Sterling quote will be used in the liquidity test. The liquidity test is applied on a pro-rata basis where the testing period is less than 12 months. A stock not presently included in the FTSE® 100 Index that does not turnover at least 0.025% of its shares in issue (after application of any investability weightings) based on its median daily trade per month in at least ten of the 12 months prior to the annual index review in June will not be eligible for inclusion until the next annual review. An existing constituent failing to trade at least 0.015% of its shares in issue (after the application of any investability weightings) based on its median daily trade per month for at least eight of the 12 months prior to the annual index review will be removed from the FTSE® 100 Index and will not be eligible for inclusion until the next annual review. New issues must have a minimum trading record of at least 20 trading days prior to the review date and that they have turned over at least 0.025% of their shares in issue (after the application of any investability weightings) based on their median daily trade each month, on a pro-rata basis since premium listing or UK Nationality allocation date if non-UK incorporated.

Price— With regard to price, the Committee must be satisfied that an accurate and reliable price exists for purposes of determining the market value of a company. To be eligible for inclusion in the FTSE® 100 Index, a stock must have a full listing on the London Stock Exchange with a Sterling-denominated price on SETS (SETS is the London Stock Exchange’s trading service for among other securities, those included in the FTSE® 100 Index).

Market Capitalization Ranking — Eligible stocks that pass the free-float and liquidity screens and that have an accurate and reliable price are ranked by the Committee according to their market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded. Only the quoted equity capital of a constituent company will be included in the calculation of its market capitalization. Where a company has two or more classes of equity, secondary lines will be included in the calculation of the market capitalization of the company only if those lines are significant and liquid. The Committee will add a stock to the FTSE® 100 Index at the quarterly review if it has risen to 90th place or above on the full market capitalization rankings and will delete a stock at the quarterly review if it has fallen to 111th place or below on these rankings. Market capitalization rankings are calculated using data as of the close of business on the day before the review.

100 Constituent Limitation — The FTSE® 100 Index always contains 100 constituents. If a greater number of companies qualify to be inserted in the FTSE® 100 Index than qualify to be removed, the lowest ranking constituents of the FTSE® 100 Index will be removed so that the total number of stocks remains at 100 following inclusion of those that qualify to be inserted. Likewise, if a greater number of companies qualify to be removed than to be inserted at the quarterly review, securities of the highest ranking companies that are then not included in the FTSE® 100 Index will be inserted to match the number of companies being removed, in order to maintain the total at 100.

Index Calculation

The FTSE® 100 Index is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing larger percentage of the FTSE® 100 Index) will have a greater effect on the price of the FTSE® 100 Index than will the price movement of a smaller company (that is, one representing a smaller percentage of the FTSE® 100 Index).

The value of the FTSE® 100 Index is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each component stock, (ii) the number of shares issued for each such component and (iii) a free float factor for each such component (described more fully below), and (b) the denominator of which is a divisor. The divisor represents the total issued share capital of the FTSE® 100 Index on the base date; the divisor may be adjusted as necessary to allow for changes in issued share capital of individual securities without distorting the FTSE® 100 Index.

As noted above, a free float factor is applied to each index component. By employing this approach, FTSE uses the investable market capitalization, not the total market capitalization, of each constituent to determine the value of the FTSE® 100 Index. Investable market capitalization depends on free float. The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-up clause or has a stated incentive to retain the shares (for the duration of that clause or incentive, after which free float changes resulting from the expiration of a lock-up clause or incentive will be implemented at the next quarterly review subject to the expiration date of such lock-up clause or incentive occurring on or prior to the share and float change information cut-off date; shares held by an investor, investment company or an investment fund for publicly announced strategic reasons and shares held by an investor, investment company or an investment fund that has an employee on the board of directors of a company, has a shareholder agreement, has successfully placed a current member to the board of directors or has nominated a current member to the board of directors alongside a shareholder agreement with the company; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted. Shares disclosed as being held by a nominee account are typically regarded as free float, unless a restricted shareholder is identified as holding shares through such nominee account, in which case that portion of shares will be restricted from free float. In addition, while portfolio holdings such as pension funds, insurance funds or investment companies will generally not be considered as restricted from free float, where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted (and will remain restricted until the holding falls below 30%).

The FTSE® 100 Index is recalculated whenever errors or distortions occur that are deemed to be significant. Users of the FTSE® 100 Index are notified through appropriate media.

Index Maintenance

The FTSE® 100 Index is reviewed quarterly for changes in free float. A constituent’s free float is updated during the June review regardless of the size of the change. At the March, September and December quarterly updates, a constituent with a free float greater than 15% will have its free float updated if it moves by more than 3% above or below the existing free float.  A constituent with a free float of 15% or below will be subject to a 1% threshold. Free float changes resulting from corporate events will not be subject to the percentage change requirements, and will be implemented in line with the event. If a constituent is the target of a tender offer but the conditions for removal from the FTSE® 100 Index are not met, FTSE may implement a free float change when (i) the minimum acceptance level as stipulated by the acquirer has been met, (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment, and (iii) all pertinent offer conditions have been reasonably met.

At each quarterly review, the Committee publishes a Reserve List containing the six highest ranking non-constituents of the FTSE® 100 Index. The Reserve List will be used in the event that one or more constituents are deleted from the FTSE® 100 Index during the period up to the next quarterly review. If a merger or takeover results in one index constituent being absorbed by another constituent, the resulting company will remain a constituent and a vacancy will be created. This vacancy will be filled by selecting the highest ranking security in the Reserve List as at the close of the FTSE® 100 Index calculation two days prior to the deletion and related index adjustment. If an index constituent is taken over by a non-constituent company, the original constituent will be removed and may be replaced by the acquiring company where eligible for the FTSE® 100 Index. Otherwise the highest ranking company on the Reserve List will serve as the replacement. If a constituent company is split to form two or more companies, both eligible for the FTSE® 100 Index, then the resulting companies’ index memberships will be re-assessed in order to rebalance the FTSE® 100 Index back to 100. The full market capitalizations at the close on the first day of trading of the spun-off company will be used to determine the most appropriate index memberships for continued inclusion. The changes will then be applied at market close giving two days’ notice. Consequently, the FTSE® 100 index may have more than 100 companies for three days (or more if the spun-off company does not trade on effective date). If the market price of a company resulting from a split is unavailable it may be retained in the FTSE® 100 Index for up to 20 business days and if trading has not commenced, it will be deleted at zero value. If a split results in the inclusion of an ineligible company, then the ineligible company will remain in the FTSE® 100 Index for two trading days and then be deleted at the market price. The eligible company will be retained in the FTSE® 100 Index as the replacement company and its continued index membership will be reviewed at the next quarterly index review. If a constituent is delisted or ceases to have a firm quotation, it will be removed from the list of constituents and be replaced by the highest ranking eligible company from the Reserve List.

Adjustments due to mergers and acquisitions are applied to the FTSE® 100 Index after the action is determined to be final. In the event that a constituent is being acquired for cash or is delisted subsequent to an index review, such constituent will be removed from the FTSE® 100 Index in conjunction with the index review, assuming that the action is determined to be final and a minimum of two days’ notice can be provided.

Between constituents:  When mergers and acquisitions take place between companies that are both constituents of the FTSE® 100 Index for cash, the target company is deleted from the FTSE® 100 Index at the last traded price. When mergers and acquisitions take place between companies that are both constituents of the FTSE® 100 Index for stock, the target company is deleted from the FTSE® 100 Index and the shares of the acquiring stock are increased according to the offer terms. When mergers and acquisitions take place between companies that are both constituents of the FTSE® 100 Index for cash or stock or a combination thereof, the target company is deleted from the FTSE® 100 Index and the shares of the acquiring company are simultaneously increased per the merger terms.

Between a constituent and a non-constituent:  If the target company is a member of the FTSE® 100 Index, it is deleted from the FTSE® 100 Index and the acquiring company will be included initially in the FTSE® 100 Index provided it is eligible in all other respects at the time of the merger, regardless of previous eligibility screenings. If the acquiring company is deemed eligible it will be added to the FTSE® 100 Index on the effective date and the opening price will be calculated using the offer terms.  When a FTSE® 100 index constituent acquires a non-constituent that is a FTSE Russell Universe member, the shares of the member acquiring company will be updated to reflect the merger. Any share update will be made giving appropriate notice.

Given sufficient market hours after the confirmation of a merger or acquisition, FTSE effects the action after the close on the last day of trading of the target company, or at an appropriate time once the transaction has been deemed to be final.

If a constituent is the target of a tender offer, it will normally be removed from the FTSE® 100 Index with a minimum T+2 notice when (i)(a) offer acceptances reach 90%, (b) shareholders have validly tendered and the shares have been irrevocably accepted for payment, and (c) all pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated that it does not intend to acquire or squeeze out the remaining shares; (ii) there is reason to believe that the remaining free float is under 5% based on information available at the time; or (iii) following completion of the offer, the acquirer has stated that the offer has been declared wholly unconditional.

Where the conditions for FTSE® 100 Index deletion are not met, FTSE Russell may implement a free float change based on the reported acceptance results at the expiration of the initial, subsequent or final offer period where (i) the minimum acceptance level as stipulated by the acquiror has been met; (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment; (iii) all pertinent offer conditions have been reasonably met and (iv  the change to the current float factor is greater than 3%.  FTSE Russell uses the published results of the offer to determine the new free float of the target company. If no information is published in conjunction with the results from which FTSE Russell can determine which shareholders have and have not tendered, the free float change will reflect the total shares now owned by the acquiring company. A minimum T+2 notice period of the change is generally provided. Any subsequent disclosure on the updated shareholder structure will be reviewed during the quarterly review cycle. If the offer includes a stock consideration, the acquiring company’s shares will be increased proportionate to the free float change of the target company.  If the target company’s free float change is greater than 3%, the associated change to the acquiring company’s shares will be implemented regardless of size. Additionally, if the change to the target company is less than 3%, then no change will be implemented to the target or the acquiring company at the time of the event, regardless of any change to the acquiring company’s shares. The target company will then be deleted as a second-step, if the conditions for deletion are achieved at the expiration of a subsequent offer period.

In exceptional circumstances, any review changes due to be effective for the companies involved in a tender offer may be retracted if FTSE Russell becomes aware of a tender offer which is due to complete on or around the effective date of such index review changes. Such exceptional circumstances may include undue price pressure being placed on the companies involved, or if proceeding with the review changes would compromise the replicability of the FTSE® 100 Index.

Capitalization Adjustments

A secondary line of a company will be considered for index inclusion if its total market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded, is greater than 25% of the total market capitalization of the company’s principal line and the secondary line is eligible, in its own right. Should the total market capitalization of a secondary line fall below 20% of the total market capitalization of the company’s principal line at an annual review, the secondary line will be deleted from the FTSE® 100 Index unless its total market capitalization remains above the qualification level for continued inclusion as a constituent of the FTSE® 100 Index at that review. Where a company has partly paid shares, these shares, together with the outstanding call(s), are both included in the FTSE® 100 Index.

Share Weighting Changes — For the purposes of computing the FTSE® 100 Index, to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis or the total free float changes by more than 3% on a cumulative basis. A company with a free float of 15% or below will not be subject to the 3% threshold and will instead be updated if the change is greater than 1%. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December.  The data for these changes will be taken from the close of business on the Friday five weeks prior to the review implementation. If a corporate action is applied to a constituent which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action.

Shares in Issue Increase — When a company increases the number of shares it has in issue, the market capitalization of that company increases and the total market capitalization will rise accordingly. The FTSE® 100 Index divisor is adjusted to maintain a constant index value.

Weighting Amendments — The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the FTSE® 100 Index from changing due to such an event, all corporate actions which affect the market capitalization of the FTSE® 100 Index require an offsetting divisor adjustment. By adjusting the divisor, the value of the FTSE® 100 Index remains constant before and after the event. Below is a summary of the more frequent corporate actions and their resulting adjustment.

Type of Corporate Action	Adjustment	Adjustment to Divisor

Issue of new shares	Share weighting increased	Yes

Bonus issue of same stock or stock split	Number of shares held before issue or split divided by number of shares held after issue or split	No

Rights Issues/Entitlement Offers  - These are an entitlement issued to shareholders which give them the right to buy additional shares directly from the company in proportion to existing holdings. FTSE will only adjust the FTSE® 100 Index to account for a right if the subscription price of the right is at a discount to the market price of the stock.  Provided FTSE has been alerted to the rights offer prior to the ex-date, a price adjustment and share increase proportionate to the terms of the offer will be implemented before the open on the ex-date. The rights become attached to the shares on the ex-date.

Where the rights issue/entitlement offer subscription price remains unconfirmed on the ex-date, FTSE will estimate the subscription price using the value being raised and the offer terms. If the rights issue is greater than ten to one, FTSE will consider this “highly dilutive” and, to facilitate replication, will include on the ex-date a separate temporary line to reflect the market value of the rights (together with a temporary line at a fixed value to reflect the subscription cash) until the end of the subscription period, at which point the temporary lines will be deleted and the new shares will be consolidated into the existing share line.

Where the shares being issued are not entitled to the next dividend, FTSE will deviate from the standard index treatment and include on the ex-date a separate temporary line to reflect the market value of the rights (together with a temporary line at a fixed value to reflect the subscription cash).  If the dividend ex-date occurs prior to the end of the rights subscription period, the temporary lines will be deleted and the new shares assimilated into the ordinary line at the open on the dividend ex-date.  If the dividend ex-date occurs after the expiration of the rights subscription period, the temporary rights and cash line will be deleted after the close on the last day of the rights subscription period, and replaced by a temporary dummy line equal to the ordinary line close price minus the upcoming dividend. On the open of the ex-dividend date, the dummy line is deleted and the shares are aggregated with the ordinary line.

In the event the rights issue involves a non-constituent (including non-equity) and the value of the right cannot be determined, there will be no adjustment on the ex-date. If the rights are scheduled to trade, a rights line will be added to the FTSE® 100 Index at a value of zero on the ex-date and will be deleted from the FTSE® 100 Index at the market price when it commences trading, with T+5 notice. If the rights have not commenced trading within 20 business days of the ex-date, they will be removed at zero value. No cash temporary line will be included as the FTSE® 100 Index will not subscribe to the rights.

Where a company announces an open offer or a rights issue with an ex-entitlement date on the same day, FTSE will apply an index adjustment either before the market-open on the ex-entitlement day or as an intra-day adjustment as soon as possible thereafter.  The adjustment will be applied based on the previous day’s closing price with the new shares included in the index weighting at the open offer price.

In the case of an accelerated rights offer, where the ex-date is theoretical and typically not quoted by the exchange, shares are increased and a price adjustment is applied according to the terms of the offer before the open on the day the security resumes trading.

Market Disruption

If there is a system problem or situation in the market that is judged by FTSE to affect the quality of the constituent prices at any time when an index is being calculated, the FTSE® 100 Index will be declared indicative (e.g. normally where a “fast market” exists in the equity market). The message “IND” will be displayed against the index value calculated by FTSE.

License Agreement between FTSE and GS Finance Corp.

The notes are not in any way sponsored, endorsed, sold or promoted by FTSE International Limited (“FTSE”) or the London Stock Exchange Group companies (“LSEG”) (together the “Licensor Parties”) and none of the Licensor Parties make any claim, prediction, warranty or representation whatsoever, expressly or impliedly, either as to (i) the results to be obtained from the use of the FTSE® 100 Index (the “Index”) (upon which the notes are based), (ii) the figure at which the Index is said to stand at any particular time on any particular day or otherwise, or (iii) the suitability of the Index for the purpose to which it is being put in connection with the notes. None of the Licensor Parties have provided or will provide any financial or investment advice or recommendation in relation to the Index to GS Finance Corp. or to its clients. The Index is calculated by FTSE or its agent. None of the Licensor Parties shall be (a) liable (whether in negligence or otherwise) to any person for any error in the Index or (b) under any obligation to advise any person of any error therein.

All rights in the Index vest in FTSE. “FTSE®” is a trade mark of LSEG and is used by FTSE under license.

Historical Closing Levels of the Underlying Indices

The closing levels of the underlying indices have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying indices have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of any underlying index during the period shown below is not an indication that such underlying index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of an underlying index as an indication of the future performance of an underlying index, including because of recent volatility described above.  We cannot give you any assurance that the future performance of any underlying index or the underlying index stocks will result in you receiving any contingent coupon payments or receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying indices.  Before investing in the offered notes, you should consult publicly available information to determine the relevant underlying index levels between the date of this prospectus supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underlying indices.  The actual performance of an underlying index over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each underlying index from January 1, 2015 through August 14, 2020. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices.  We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification. Although the official closing levels of the Russell 2000® Index are published to six decimal places by the index sponsor, Bloomberg Financial Services reports the levels of the Russell 2000® Index to fewer decimal places.

Historical Performance of the Russell 2000® Index

Historical Performance of the FTSE® 100 Index

Correlation of the Underlying Indices

The graph below shows the historical closing levels of each underlying index from January 1, 2015 through August 14, 2020. For comparison purposes, each underlying index has been adjusted to have a closing level of 100.00 on January 1, 2015 by dividing the closing level of that underlying index on each day by the closing level of that underlying index on January 1, 2015 and multiplying by 100.00. We obtained the closing levels used to determine the adjusted closing levels in the graph below from Bloomberg Financial Services, without independent verification. You should not take the historical performance of the underlying indices as an indication of the future performance of the underlying indices.

Historical Performances of the Russell 2000® Index and the FTSE® 100 Index

Movements in the values of the underlying indices may be correlated or uncorrelated at different times during the term of the notes and, if there is correlation, such correlation may be positive (the underlying indices move in the same direction) or negative (the underlying indices move in reverse directions). The more similar the movements of the daily returns of the underlying indices over the given period, the more positively correlated those underlying indices are. The graph above illustrates the historical performance of each underlying index relative to the other underlying index over the time period shown and provides an indication of how the relative performance of the daily returns of one underlying index has historically been to another. However, it is the actual level of the lesser performing underlying index (and not the level of historical correlation between the underlying indices) that determines the return on your notes.

Please read “Additional Risk Factors Specific to Your Notes—You Are Exposed to the Market Risk of Each Underlying Index” on page S-19 of this prospectus supplement.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts in respect of the underlying indices. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Contingent coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid contingent coupon payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the contingent coupon payments in income as you receive them but instead you should reduce your basis in your notes by the amount of contingent coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts.  It is also possible that the contingent coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder.  You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the contingent coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the contingent coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a U.S. alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the contingent coupon payments were characterized as contract fees). Withholding also may not apply to contingent coupon payments made to you if: (i) the contingent coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the contingent coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any contingent coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying indices during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any contingent coupon payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90‑1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

Supplemental Plan of Distribution

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. will sell the notes to UBS Financial Services Inc., the selling agent, at 100% of the face amount of the notes.  UBS Financial Services Inc. will sell the notes to fee-based advisory accounts for which it is an investment advisor and will not receive any portion of the underwriting discount or any sales commission relating to these sales.

In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on August 19, 2020. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Any notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement may not be offered, sold or otherwise made available to any retail investor in the European Economic Area or in the United Kingdom (each, a “Relevant State”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in any Relevant State has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in any Relevant State may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)

a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”); and
b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 1, 2020, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 1, 2020.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

$1,467,500

GS Finance Corp.

Trigger Autocallable Contingent Yield Notes due 2023

guaranteed by

The Goldman Sachs Group, Inc.

____________

____________

Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent

Summary Information	S-5
Hypothetical Examples	S-9
Additional Risk Factors Specific to Your Notes	S-15
Specific Terms of Your Notes	S-28
Use of Proceeds	S-37
Hedging	S-37
The Underlying Indices	S-38
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-57
Employee Retirement Income Security Act	S-62
Supplemental Plan of Distribution	S-63
Conflicts of Interest	S-65
Validity of the Notes and Guarantee	S-66

Prospectus Supplement dated July 1, 2020

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-10
United States Taxation	S-13
Employee Retirement Income Security Act	S-14
Supplemental Plan of Distribution	S-15
Validity of the Notes and Guarantees	S-17

Prospectus dated July 1, 2020
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	9
Use of Proceeds	14
Description of Debt Securities We May Offer	15
Description of Warrants We May Offer	71
Description of Units We May Offer	87
GS Finance Corp.	92
Legal Ownership and Book-Entry Issuance	94
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	104
United States Taxation	107
Plan of Distribution	122
Conflicts of Interest	125
Employee Retirement Income Security Act	126
Validity of the Securities and Guarantees	127
Independent Registered Public Accounting Firm	127
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	128